UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PACIRA BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On April 28, 2026, Pacira BioSciences, Inc. issued the following press release in connection with its 2026 Annual Meeting of Stockholders:

Pacira BioSciences Files Definitive Proxy Materials and Mails Letter to Shareholders

Urges Stockholders to Vote “FOR” Pacira’s Highly Qualified Nominees on the BLUE Proxy Card Today

Strongly Opposes the Election of Each of DOMA’s Underqualified Nominees

BRISBANE, Calif, April 28, 2026 - Pacira BioSciences, Inc. (Nasdaq: PCRX) (the “Company” or “Pacira”), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today announced that it has filed its definitive proxy materials with the U.S. Securities and Exchange Commission in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on June 9, 2026. Stockholders of record as of April 22, 2026 will be entitled to vote at the Annual Meeting.

In connection with the filing of the Company’s definitive proxy statement, the Company has mailed a letter to its stockholders recommending they vote for the Company’s three highly qualified board nominees on the BLUE proxy card – Christopher Christie, Samit Hirawat, MD and Thomas Wiggans. Highlights from the letter include:

•	Pacira is well positioned to accelerate growth and continue executing its long-term plan for stockholder value creation beyond 2030. The Company entered 2026 stronger than at any point in its history.
•	Pacira has successfully delivered measurable operational progress across the five pillars of its 5x30 strategy and the Company’s stock is up over 35%[1] since the launch of 5x30.
•	Pacira is protected from multiple directions by a strong patent portfolio. The Company remains confident in the strength of its growing patent estate and is simultaneously building a complementary and diversified portfolio through disciplined capital deployment and targeted investments.
•	DOMA has opted to pursue a disruptive, misguided proxy contest. None of DOMA’s nominees have experience serving on public company boards or operating within the biopharmaceutical industry, nor do they have the relevant industry and governance expertise that Pacira’s highly qualified nominees possess.
•	Pacira is guided by a strong and refreshed board. The board’s current composition and profile includes the best and most qualified directors with expertise in key areas important to oversee the strategic direction of the business, including executive leadership, mergers and acquisitions, research and development, operations, commercialization, manufacturing and supply chain.

The full text of the letter follows:

Dear Fellow Pacira Stockholder,

You have an important choice to make regarding the future of Pacira BioSciences at our upcoming 2026 Annual Meeting on June 9, 2026 (the “Annual Meeting”).

Our board and executive leadership team are committed to taking actions that are in the best interests of the Company and all stockholders, and we remain confident that Pacira is well positioned to accelerate growth and continue executing our long-term plan for stockholder

1 As of closing stock price on April 27, 2026

value creation. We believe that our 5x30 strategy to drive long-term value for all stockholders and transition into an innovative biopharmaceutical company is working, and we are encouraged by the significant progress made thus far.

Despite our focused execution of this transformative strategy, alongside our other value creation initiatives, one of our stockholders, DOMA Perpetual Capital Management LLC (“DOMA Perpetual”), which is affiliated with certain other persons and entities identified in DOMA Perpetual’s proxy solicitation materials (collectively, “DOMA”), has opted to pursue a disruptive, misguided proxy contest.

DOMA has nominated three director candidates for election at the Annual Meeting, none of whom have additive skillsets to help guide Pacira’s strategy and operations, and none of whom have any prior experience serving on the board of a public company or operating within the biopharmaceutical industry.

Consistent with its established processes and corporate governance guidelines, our board offered to interview all three of DOMA’s nominees.

•	Following the interviews of Christopher Dennis and Oliver Benton Curtis III by members of the board, the board determined that both were not only underqualified candidates, but they would not be additive to our already strong and refreshed board, nor would they operate in the best interests of the Company or all its stockholders.
•	Despite multiple requests sent by Pacira’s outside legal counsel for members of the board to interview Eric de Armas, he did not provide his availability for an interview.

In contrast, members of our board and leadership team have met with DOMA 17 times since September 2023. DOMA has consistently failed to provide new insights regarding Pacira’s business that we were not already carefully evaluating and executing as part of our established strategic and operational priorities. We believe DOMA has repeatedly demonstrated a fundamental misunderstanding of our business, strategy and operations. As such, we are convinced that its campaign and proposed director nominees are not in the best interests of Pacira and all our stockholders.

We strongly recommend you vote using the BLUE proxy card today “FOR” each of Pacira’s three highly qualified board nominees – Christopher Christie, Samit Hirawat, MD and Thomas Wiggans – all of whom already have, or are well positioned to have, essential roles in overseeing the execution of our strategic priorities as well as the overall strategic direction of the Company.

PACIRA IS SUCCESSFULLY EXECUTING ITS 5x30 STRATEGY TO DRIVE VALUE

2025 was a transformative year for Pacira, during which we built renewed momentum and strategic clarity, and delivered meaningful progress across our business through the execution of our 5x30 strategy for stockholder value creation. We entered 2026 stronger than at any point in our history, guided by our mission to deliver innovative, non-opioid pain management therapies to transform the lives of patients.

Since October 2023, the board has been refreshed with five new independent directors (and has nominated a sixth for election at the Annual Meeting) and the executive leadership team was strengthened with Frank D. Lee becoming CEO and a director in January 2024. Mr. Lee is an accomplished biopharmaceutical leader who brings 35 years of global experience and a strong track record of product development and commercial success across both small biotech and large pharmaceutical organizations, including Genentech, the Roche Group and Forma Therapeutics.

In January 2025, Mr. Lee established a new vision for Pacira by implementing the 5x30 strategy for long-term stockholder value creation, a focused, five-pillar plan designed to grow our existing commercial business and build a more balanced portfolio of revenue by 2030.

One year into execution, we have definitive results that show the 5x30 strategy – intended to deliver stockholder value in both the near- and long-term – is working. Pacira’s stock is up over 35%2 since the launch of the 5x30 strategy, and we believe there is further, significant upside potential given our strong fundamentals and robust trajectory for growth.

Pacira has delivered measurable operational progress across its five 5x30 pillars: patients served, product revenue, profitability, pipeline advancement and partnerships, building value and driving durable revenue growth into and beyond 2030.

•	Patients Served: We treated over 2.5 million patients in 2025, reinforcing our trajectory toward helping 3 million patients annually by 2030.
•	Product Revenue: EXPAREL achieved year-over-year volume growth of 6.2% in 2025, up from 3.6% in 2024. Of note, we saw a meaningful lift in the second half of 2025 with volume growth of 8% over the prior year period. This momentum marks tangible progress toward our goal of double-digit compounded annual topline growth. We also strengthened the long-term durability of the franchise through key intellectual property (IP) milestones that significantly extend the EXPAREL exclusivity runway against current and potential future generic challengers.
•	Profitability: We delivered record-high 2025 GAAP and non-GAAP gross margins of 79% and 81%[3], respectively, reflecting continued execution of our manufacturing strategy and are continually improving operations to yield cost savings. We also transitioned to an enhanced, larger, 200-liter EXPAREL manufacturing process at our Science Center Campus in San Diego, California, and remain on track to achieve a five-percentage point gross margin improvement, from our 2024 non-GAAP baseline of 76%, by 2030[2].
•	Pipeline Advancement: We are advancing two promising Phase 2 clinical programs – PCRX-201 (enekinragene inzadenovec), our novel locally administered gene therapy for osteoarthritis (OA), and our recently in-licensed asset PCRX-2002, a complementary, long-acting, ropivacaine-based local analgesic for postsurgical pain. These programs place us on course for our goal of five novel programs in development by 2030, and each has the potential to deliver topline accretion as we move beyond 2030. We are now entering a data-rich period, with key 2026 readouts expected from Part A of our Phase 2 study of PCRX-201 in knee OA, as well as from our registrational studies for ZILRETTA, in shoulder OA and iovera° in spasticity.

2 As of closing stock price on April 27, 2026

3 Non-GAAP Gross Margin is a non-GAAP financial measure. See “Non-GAAP Financial Information” for the definition of non-GAAP Gross Margin and a reconciliation to the most directly comparable GAAP measure.

•	Partnerships: We expanded our commercial reach both inside and outside the U.S. by signing strategic collaborations with Johnson & Johnson MedTech and LG Chem, advancing us toward our goal of five partnerships by 2030.

As part of this strategy, we are focused on realizing value across all our products to bring new sources of revenue online. We have made meaningful progress diversifying our portfolio beyond the U.S. EXPAREL franchise and are particularly encouraged by the achievements being made with two of our other products, ZILRETTA and iovera°.

In addition to EXPAREL’s leadership in postsurgical pain control, ZILRETTA and iovera°’s roles in early intervention OA pain management are expanding. ZILRETTA continues to deliver meaningful benefits for patients with OA of the knee with an extended-release formulation of triamcinolone, which provides OA pain relief for up to three months. With 15 million patients in the U.S. living with symptomatic OA of the knee and a limited number of therapeutic options, we see a significant addressable market opportunity. From a lifecycle management perspective, our Phase 3 study in shoulder OA remains on track with topline results expected later this year. The unmet need for shoulder OA is significant with approximately one million shoulder injections administered annually in the U.S. despite the current absence of FDA-approved products indicated for shoulder OA. If the study is successful, ZILRETTA could be the first FDA-approved product with an on-label indication for OA pain of the shoulder and would be a growth driver for the Company.

As for iovera°, we saw steady growth following implementation of the C-9809 reimbursement code and started to see accelerated growth in the second half of 2025 following our buildout of a dedicated medical device sales team for a focused promotional impact. We anticipate important 2026 catalysts, including a topline readout for our registrational spasticity study. There are an estimated 6.3 million patients with spasticity in the U.S., with most also having stroke, traumatic brain injury, multiple sclerosis, spinal cord injury or cerebral palsy, and we believe Pacira is well positioned to meet this substantial unmet need.

We are also focused on building strategic partnerships that will help protect and expand the reach of our products. For instance, our partnership with LG Chem positions EXPAREL to reach key Asia-Pacific markets beginning in 2027, underscoring the global relevance of opioid-sparing pain management. LG Chem has also elected to exercise an option under this partnership agreement related to ZILRETTA, the terms and conditions of which are still subject to negotiations. We also continue to evaluate opportunities to partner with leading companies in additional ex-U.S. geographies. Our international patents extend through the mid-2040s. In addition, in 2025 our Johnson & Johnson MedTech partnership began laying the groundwork for stronger adoption of ZILRETTA by tripling our U.S. commercial reach to physicians. With a significant addressable market opportunity and fully trained team from Johnson & Johnson MedTech, we expect the partnership to drive incremental sales. Furthermore, we now have a dedicated sales force for ZILRETTA to ensure focused promotional impact.

PACIRA IS PROTECTED FROM MULTIPLE DIRECTIONS BY A STRONG PATENT PORTFOLIO

Looking beyond 2030, we recognize the potential for additional generic competition, which is a dynamic common to successful products like EXPAREL. Based on industry data, products with annual sales greater than $250 million have multiple paragraph IV certification filers. While we are confident in the strength of our growing patent estate and remain fully committed to defending it vigorously, we acknowledge that patent litigation and subsequent appeals typically take three or more years to resolve, and the outcome is uncertain and cannot be guaranteed.

Accordingly, while our 5x30 strategy for long-term stockholder value creation is intentionally structured to protect and maximize the value of the EXPAREL franchise, we are simultaneously looking to reduce our exposure by building a complementary and diversified portfolio through disciplined capital deployment and targeted investment in new assets expected to be accretive to our financial profile.

We are confident in the strength of EXPAREL’s patent estate, which was expanded to 21 “Orange-Book” listed patents across two families, which provide exclusivity through the mid-2040s, a significant evolution from the single patent, U.S. Patent No. 11,033,495 (the ‘495 patent), which was previously the subject of a patent infringement litigation.

Another aspect of our work to protect our IP and invest for future growth has been submitting additional information to the U.S. Patent and Trade Office (USPTO) on the initial ‘495 patent. This patent was re-examined and re-issued by the USPTO with, among other enhancements, a volume limitation which was an important consideration in the initial case.

WE ARE COMMITTED TO DELIVERING VALUE AND CAPITAL TO STOCKHOLDERS AND ARE WELL POSITIONED TO CONTINUE BEYOND 2030

As evidenced by the board and leadership team’s strategic and operational priorities, we are committed to enhancing stockholder value and positioning our Company for long-term growth. We continue to believe the best way to do that is by executing our 5x30 strategy, protecting and expanding our patent portfolio and investing in future growth opportunities through our development stage portfolio, which includes targeting selective business development investments. As outlined above, in just over one year into the execution of 5x30, Pacira’s stock is up over 35%4 and we have delivered tangible results demonstrating we are on the right strategic path.

We also recognize the importance of, and remain committed to, finding opportunities to return capital to stockholders. As part of that commitment, Pacira returned $150 million to stockholders in 2025 and an additional $50 million thus far in 2026 through share repurchases, reducing our outstanding common shares from 47 million to 39 million.

At the board level, all our directors are well aware of the pharmaceutical industry data and potential risks around IP litigation. The board takes its fiduciary duty seriously, and we regularly engage with outside advisors to evaluate potential options for Pacira’s future as part of our effort to ensure we have the best strategy in place and can execute on behalf of stockholders to drive value for all stockholders.

4 As of closing stock price on April 27, 2026

PACIRA IS GUIDED BY A STRONG AND REFRESHED BOARD

The quality and composition of our board is a top priority, so that the Company’s strategy is overseen by highly engaged and qualified directors whose expertise is closely aligned with Pacira’s priorities. The board is confident that our current composition and profile includes the best and most qualified directors with expertise in key areas important to oversee the strategic direction of the business — including executive leadership, mergers and acquisitions, research and development, operations, commercialization, manufacturing and supply chain.

The Nominating, Governance & Sustainability Committee carefully reviews the board’s composition, skillset and needs of the Company and follows a robust process for nominating directors when conducting director succession planning. Our slate of highly qualified director nominees reflects further updates and enhancements to our board and comprises three individuals that possess the necessary qualifications, experience, acumen and skills to serve as directors and help advance the long-term value creation interests of all stockholders.

Governor Christopher Christie has been re-nominated for reelection to the board. He brings a deep understanding of the intricacies of government affairs, having served as the 55th Governor of the State of New Jersey for two full terms from 2010 to 2018. During his time in office, Governor Christie emphasized the issues of fiscal responsibility, pension and health benefit reform, education reform and the opioid crisis gripping his state as well as the nation at large. In March 2017, President Donald J. Trump appointed Governor Christie as Chairman of the President’s Commission on Combating Drug Addiction and the Opioid Crisis. Governor Christie led the Commission on a seven-month investigation of this issue, holding hearings around the country.

Dr. Samit Hirawat has been re-nominated for reelection to the board following his appointment to the board in January of 2026. He has more than 25 years of clinical development and biopharmaceutical leadership having most recently served as Chief Medical Officer and Head of Global Drug Development at Bristol Myers Squibb (BMS) from June 2019 to October 2025. At BMS, Dr. Hirawat oversaw early- and late-stage product development across all therapeutic areas, from proof-of-concept to commercialization. Dr. Hirawat’s extensive experience in a range of roles in drug development includes world-class clinical trial design, oversight of operational execution, regulatory submissions and approvals worldwide. Over more than six years at BMS, he oversaw approval of 13 New Molecular Entities across modalities and provided leadership contributions to five major acquisitions and multiple collaborations and partnerships for the company.

Mr. Thomas Wiggans, a new director nominee, is a seasoned biopharmaceutical executive with more than 40 years of leadership experience across commercial operations, corporate strategy and executive management within the global life sciences industry. Mr. Wiggans is a proven chief executive with a strong track record of building, scaling and leading biopharmaceutical companies, including serving as CEO of four companies with successful exits through acquisition or strategic transactions. Mr. Wiggans co-founded Dermira in 2010 and was its CEO and Chairman until its acquisition by Eli Lilly in 2020. Mr. Wiggans is also one of the original founders of the Biotechnology Innovation Organization (BIO), the leading trade organization for the biotechnology industry. Mr. Wiggans’ extensive expertise across specialty pharmaceuticals and biotechnology, as well as his experience leading biopharmaceutical companies through successful acquisitions, provides him with valuable perspective as the board oversees long-term value creation, capital allocation and strategic optionality.

We believe all three nominees are highly qualified to serve on the board and bring significant experience and expertise that is relevant to overseeing Pacira’s strategy and operations throughout this transformational period.

OUR BOARD AND LEADERSHIP TEAM HAVE A TRACK RECORD OF RESPONSIVENESS TO STOCKHOLDERS’ PERSPECTIVES

The Pacira board and leadership team regularly engage with stockholders to hear and better understand their perspectives. To that end, members of our board and leadership team have met with DOMA 17 times since September 2023. However, DOMA has consistently failed to provide new insights regarding Pacira’s business that we were not already carefully evaluating and executing as part of our established strategic and operational priorities to drive long-term value creation.

We have repeatedly demonstrated our commitment to stockholder engagement, evidenced by the actions we took following our 2025 Annual Meeting of Stockholders, between July and November 2025, which included5:

✓	Contacting 41 stockholders, representing 97.4% of shares outstanding;
✓	Engaging 11 stockholders, representing 56.7% of shares outstanding; and
✓	Shifting the structure of our stockholder meetings, 73% (8/11) of which were led by an independent director.

In addition, we have consistently shown our responsiveness to stockholder feedback as exhibited by the following actions:

✓	Adding five independent directors since 2023 (and nominating a sixth for election at the Annual Meeting) to bring fresh perspectives and directly address stockholder preferences;
✓	Separating board Chair and CEO roles in January 2024 to instill greater accountability;
✓	Encouraging a board member to resign from an outside board to address stockholder concerns regarding overboarding;
✓	Amending our bylaws to reflect the adoption of a majority voting standard for uncontested director elections, with a plurality voting standard for contested elections; and
✓	Evolving our executive compensation program, including introducing performance share units, refining peer group alignment, enhancing proxy statement disclosure and reinforcing a disciplined approach to one-time awards.

5 Share ownership figures based on 13F filings and 44.9 million shares of common stock outstanding as of June 30, 2025.

DOMA’S NOMINEES DO NOT POSSESS THE KNOWLEDGE AND EXPERIENCE NECESSARY TO BE VALUE ADDITIVE TO OUR BOARD

In stark contrast to Pacira’s highly qualified, experienced and skilled nominees, DOMA has nominated three director candidates – Oliver Benton Curtis III, Eric de Armas and Christopher Dennis – for election at the Annual Meeting.

Consistent with its established processes and corporate governance guidelines, the board offered to interview all three of DOMA’s nominees. Following the interviews with Oliver Benton Curtis III and Christopher Dennis conducted by members of the board, the board determined that both were underqualified, would not be additive to our already strong and refreshed board, nor were they in the best interests of the Company or its stockholders. Importantly, despite multiple good faith requests, Eric de Armas did not provide his availability for an interview.

Furthermore, and interviews aside, it’s crucial to note that none of these nominees have experience serving on public company boards or operating within the biopharmaceutical industry, nor do they have the relevant industry and governance expertise necessary to effectively oversee a publicly traded company like Pacira. DOMA has repeatedly called for the sale of Pacira, yet each nominee lacks relevant public company mergers and acquisitions experience, meaningful business development skills or the ability to provide any differentiated perspectives relative to Pacira’s current board.

Moreover, the potential election of DOMA’s CFO raises significant conflict of interest concerns, particularly given the risk of misalignment between DOMA’s agenda and the long-term interests of Pacira and all its stockholders. In this context, stockholders should realize that their investments would be put at serious risk. The board therefore reaffirms its recommendation of each of Pacira’s highly qualified director nominees – Christopher Christie, Samit Hirawat, MD, and Thomas Wiggans – for election to its board.

Our board does NOT endorse any of DOMA’s nominees and recommends that you use the BLUE proxy card or BLUE voting instruction form to vote “FOR” the election of ONLY the three highly qualified Pacira director nominees recommended by the board.

VOTE “FOR” PACIRA’S HIGHLY QUALIFIED DIRECTOR NOMINEES - CHRISTOPHER CHRISTIE, SAMIT HIRAWAT, MD, AND THOMAS WIGGANS - ON THE BLUE PROXY CARD TODAY

We believe our three highly qualified nominees are superior to those nominated by DOMA, as all three of our candidates have public company board experience along with relevant industry expertise that positions them well to advise on a variety of topics pertinent to Pacira’s strategy and operations.

We are confident that Pacira’s directors continuing in office and the director nominees represent the necessary mix of skills and experience to oversee the Company’s strategic direction and deliver consistent value for stockholders. Your board recommends that you vote “FOR” the election of each of the three highly qualified nominees proposed by your board — Governor Christie, Dr. Hirawat and Mr. Wiggans, on your universal BLUE proxy card.

Thank you for your continued support of Pacira.

Sincerely,

The Pacira Board of Directors

Your vote is extremely important no matter how many shares you own.

Whether or not you expect to attend the Annual Meeting, please promptly follow the easy instructions on your BLUE proxy card or BLUE voting instruction form to vote by proxy, over the Internet, by telephone or by mail.

Please simply DISREGARD any white proxy card you may receive from DOMA.

If you have questions or require assistance with voting your shares, please contact Pacira’s proxy solicitor:

D.F. King & Co., Inc. at +1 (800) 714-3310 (toll-free from the U.S. and Canada) or +1 (646) 981-1286 (banks and brokers) or email PCRX@dfking.com

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor and Perkins Coie LLP is acting as legal counsel to Pacira.

About Pacira

Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and iovera®°, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. The company is also advancing a pipeline of clinical-stage assets for musculoskeletal pain and adjacencies, its most advanced product candidate, PCRX-201 (enekinragene inzadenovec), a novel locally administered gene therapy, is in Phase 2 clinical development for osteoarthritis of the knee. To learn more about Pacira, visit www.pacira.com

Forward-Looking Statements

Any statements in this document about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: the Annual Meeting; Pacira’s board of directors and the contributions of new directors and director nominees; ‘5x30’, our growth and business strategy, our future outlook, the strength and efficacy of our intellectual property protection and patent terms, our future growth potential and future financial and operating results and trends, our plans, objectives, expectations (financial or otherwise) and intentions, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio and product development programs, strategic alliances, plans with respect to the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act and any other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks associated with acquisitions, such as the risk that the acquired businesses and/or assets will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; our manufacturing and supply chain, global and United States economic conditions (including tariffs, inflation and rising interest rates), and our business, including our revenues, financial condition, cash flows and results of operations; the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL® (bupivacaine liposome injectable suspension), ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) and iovera®°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA, iovera° and any of our other product candidates, including but not limited to PCRX-201 (enekinragene inzadenovec) and PCRX-2002; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary high-capacity adenovirus (“HCAd”) vector platform; the approval of the commercialization of our products in other jurisdictions (by either us or our partners); clinical trials in support of an existing or potential HCAd-based product candidate; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the company; the anticipated funding or benefits of our share repurchase program; and factors discussed in the “Risk Factors” of Pacira’s most recent Annual Report on Form 10-K and in other filings that it periodically makes with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included in this document represent Pacira’s views as of the date of this document. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such Pacira anticipates that subsequent events and developments will cause its views to change. Except as required by applicable law, Pacira undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing Pacira’s views as of any date subsequent to the date of this document.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Pacira’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed and referenced in the “Risk Factors” of Pacira’s most recent Annual Report on Form 10-K and in other filings that Pacira periodically makes with the SEC.

Important Additional Information Regarding Proxy Solicitation

On April 28, 2026, Pacira filed a definitive proxy statement on Schedule 14A and BLUE proxy card with the SEC in connection with its solicitation of proxies for Pacira’s 2026 annual meeting of stockholders (the “2026 Proxy Statement,” and such meeting the “2026 Annual Meeting”). This document is not a substitute for the 2026 Proxy Statement or any other document that Pacira has filed or may file with the SEC in connection with any solicitation by Pacira. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF PACIRA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR

FURNISHED TO THE SEC, INCLUDING PACIRA’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. These documents, including the definitive 2026 Proxy Statement (and any amendments or supplements thereto) and other documents filed by Pacira with the SEC, are, or will be when filed, available for no charge on the SEC’s website at http://www.sec.gov and on Pacira’s investor relations website at https://investor.pacira.com.

Participants in the Solicitation

Pacira, its directors, director nominees, certain of its executive officers, and other employees may be deemed participants in the solicitation of proxies from stockholders in respect of the 2026 Annual Meeting. Information regarding the names of such persons and their respective interests in Pacira by security holdings or otherwise is set forth in the 2026 Proxy Statement. Please refer to the sections captioned “Director Compensation,” “Executive Compensation,” “Stock Ownership Information” and “Appendix D—Supplemental Information Regarding Participants in the Solicitation” in the 2026 Proxy Statement. To the extent holdings of Pacira’s directors, director nominees, and executive officers who may be deemed to be participants in the solicitation in Pacira’s securities have changed since the amounts described in the 2026 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC, as applicable.

Additional information can also be found in Pacira’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026. Details concerning potential participants in the solicitation, including Pacira’s director nominees for election at the 2026 Annual Meeting, is also included in the 2026 Proxy Statement. These documents, including the 2026 Proxy Statement (and any amendments or supplements thereto) and other documents filed by Pacira with the SEC, are, or will be when filed, available for no charge on the SEC’s website at https://www.sec.gov and on Pacira’s investor relations website at https://investor.pacira.com.

Non-GAAP Financial Information

This document contains a financial measure that does not comply with U.S. generally accepted accounting principles (GAAP) — Non-GAAP Gross Margin — because this non-GAAP financial measure excludes the impact of items that management believes affect comparability or underlying business trends.

This measure supplements Pacira’s financial results prepared in accordance with GAAP. Pacira management uses this measure to better analyze its financial results, estimate its future gross margin and to help make managerial decisions. In management’s opinion, this non-GAAP measure is useful to investors and other users of Pacira’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook. Such measure should not be deemed to be an alternative to GAAP requirements. The non-GAAP measure presented here is also unlikely to be comparable with non-GAAP disclosures released by other companies. See the table below for a reconciliation of GAAP gross margin to Non-GAAP Gross Margin.

RECONCILIATION OF U.S. GAAP GROSS MARGIN TO NON- GAAP GROSS MARGIN
(in Thousands, except percentages)

(Unaudited)	2025	2024
GAAP Total Revenues	$ 726,411	$ 700,966
GAAP Gross Margin	$ 576,662	$ 530,538
GAAP Gross Margin Percentage	79.4%	75.7%
Adjustments to GAAP Gross Margin:
Stock-Based Compensation	$ 6,448	$ 5,331
Decommissioning of Manufacturing Suite(1)	$ 6,521	$ —
Non-GAAP Gross Margin	$ 589,631	$ 535,869
Non-GAAP Gross Margin Percentage	81.2%	76.4%
(1)	In July 2025, as a result of improving manufacturing efficiencies for EXPAREL, we announced the decommissioning of our 45-liter EXPAREL batch manufacturing suite located at our Science Center Campus in San Diego, California, and reduced our workforce accordingly. During the year ended December 31, 2025, we recognized $6.5 million of accelerated depreciation expense on fixed assets and reserved raw materials associated with this manufacturing suite that was recorded to cost of goods sold in the consolidated statement of operations.

Our long-term target for Non-GAAP Gross Margin is also a non-GAAP financial measure that excludes or otherwise has been adjusted for non-GAAP adjustment items from our U.S. GAAP consolidated financial statements. When we provide a long-term target for non-GAAP gross margin, we do not provide a reconciliation of the U.S. GAAP measure as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact us and our financial results. Therefore, we are unable to provide a reconciliation of this measure without unreasonable efforts.